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EXHIBIT 10-AJ

                         MANAGEMENT SERVICES AGREEMENT
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     This Management Services Agreement ("Agreement") is made as of the 12th day of August, 1996 by and between Quality Dining, Inc., an Indiana corporation ("Company") and Bagel Acquisition Corporation, an Indiana corporation ("Developer").


                                   RECITALS
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     1.   The Company and the Developer have entered into or propose to enter into one or more Franchise Agreements (each a "Franchise Agreement" and, collectively, the "Franchise Agreements"), whereby the Company or a subsidiary of Company shall grant to the Developer the right to operate a Bruegger's Bagel Bakery Restaurant (the "Restaurant").

     2. Developer has requested and the Company has offered that the Company perform or assist the Developer in performing certain management functions in connection with Developers operations under the Franchise Agreements.

     3. The Developer desires to enter into an agreement pursuant to which the Company would perform such services for Developer upon the terms and subject to the conditions hereinafter provided.


     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledge, the parties hereby agree as follows:


     1. MANAGEMENT SERVICES. Upon the terms and subject to the conditions set forth in this Agreement, the Company shall provide to the Developer for each Restaurant operated by the Developer and for the Developer as a whole certain management services (the "Services"), including but not limited to the following:

               (a)  insurance management;

               (b)  operations and management training;

               (c)  human resources management and assistance;

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               (d)  in-store marketing advice and assistance;

               (e)  multiple-unit operations management and assistance.

     2.   FEES FOR SERVICES AND EXPENSE REIMBURSEMENT.

          2.1 In consideration of the Services, the Developer agrees to pay to the Company, as a management fee separate and apart from any fee otherwise payable under any of the Franchise Agreements an amount equal to One Thousand Dollars ($1,000.00) per accounting period ("Accounting Period"), in accordance with the Company's thirteen four-week account periods, for each Restaurant open and operational during any portion of the applicable Accounting Period.

          2.2 In addition to the payment of fees as specified in Section 2.1 of this Agreement, the Developer shall reimburse the Company for all non-ordinary, out-of-pocket expenses incurred by the Company or its affiliates in connection with the Services rendered by them hereunder, including, but not limited to, travel expenses, legal fees, fees of experts, audit fees, tax fees, payroll service fees, etc. All non-ordinary, out of pocket expenses, however, must be approved by Developer prior to incurring such expense. Expenses payable under this
          Section 2.2 shall be paid in the manner specified in Section 4.1 of this Agreement.

     3. TERM OF SERVICES. The term of this Agreement shall be for the period of time commencing on the effective date hereof and continuing so long as the any of the Franchise Agreements remain in effect. Provided, however, that the Company may terminate this Agreement without notice and cease rendering the Services hereunder upon any non-payment by the Developer of the fees and expenses provided for herein when such fees and expenses are due and payable.

     4.   PAYMENT OF AMOUNTS DUE HEREUNDER:  LIABILITY.

          4.1 The Company will calculate and collect through electronic funds transfer the total dollar amount of all fees and expenses due to the Company hereunder, at the end of each Accounting Period.

          4.2 The Company shall not be liable for any cost, damage, expense, or loss of the Developer or any other person or entity arising or resulting, directly or indirectly, from the failure of the Company to perform any of the Services for the Developer hereunder or the misperformance of any such Services, except to the extent such failure to perform or such misperformance is the result of the Company's willful misconduct or gross

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          negligence, in which event Company's liability shall not exceed its fee for such Services hereunder for the period in question.

     5.   MISCELLANEOUS.

          5.1 In performing the Services set forth in this Agreement, the Company will have neither express or implied power to execute agreements on behalf of the Developer or in any manner bind the Developer as to any matter not within the scope of this Agreement.

          5.2 All notices provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by overnight express or facsimile transmission or registered or certified mail, return receipt requested and postage prepaid. Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally or by overnight express courier or facsimile transmission shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail delivery service shall be deemed to have been duly given three business days after it is sent to the intended recipient at the address set forth above.

          5.3 THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF.

          5.4 A failure of any party to insist in any instance upon the strict and punctual performance of any provision of this Agreement shall not constitute a continuing waiver of such provision. No party shall be deemed to have waived any rights, power, or privilege under this Agreement or any provisions hereof unless such waiver shall have been in writing and duly executed by the party to be charged with such waiver, and such waiver shall e a waiver only with respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of the other party or parties in any other respect or at any other time. If any provision of this Agreement shall be waived, or be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unaffected thereby and shall be unaffected thereby and shall remain binding and in full force and effect.

          5.5 This Agreement may be amended or modified only by a written instrument signed by each of the parties hereto.

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          5.6  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, either oral or written with respect thereto.

          5.7 Nothing contained in this Agreement is intended, nor shall it be construed, to create any rights in any person not a party to this Agreement.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



COMPANY:                              DEVELOPER:

Quality Dining, Inc.                  Bagel Acquisition Corporation

By: /s/ Michael G. Sosinski           By: /s/ Daniel B. Fitzpatrick
    -----------------------               -------------------------
Name:  Michael G. Sosinski            Name:  Daniel B. Fitzpatrick
Title: Chief Financial Officer        Title: President

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